For Immediate Release	For Further Information Contact:
Wednesday, February 20, 2008	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES RETIRES SENIOR NOTES

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) announced today that on February 15, 2008, the Company retired all of the remaining outstanding 11.5% Senior Notes of its wholly owned subsidiary, RAM Energy, Inc. by payment of the aggregate principal balance of $28.4 million plus accrued interest. The publicly-held notes were part of a $115 million issue by RAM Energy, Inc., in February 1998.

In conjunction with its acquisition of Ascent Energy Inc, RAM’s lenders increased the company’s senior secured credit facility to $500 million from the previous $375 million. At year-end 2007, RAM had outstanding borrowings under its increased credit facility of $306 million, and $28.4 million outstanding under its 11.5% Senior Notes. RAM utilized availability under its credit facility to retire the senior notes.

The recent reduction in LIBOR rates positively impacts the company’s LIBOR-based borrowings under its senior secured credit facility. Assuming the continued availability of current rates as a basis for calculating interest charges on the amount currently outstanding under RAM’s credit facility, including the recent advance to retire the 11.5% Senior Notes, RAM anticipates an interest savings of more than $800,000 per month during the remainder of 2008 as compared with interest charges that would have accrued on the same principal amount under rates in effect at the close of the Ascent Energy acquisition in November 2007.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address estimates of borrowing availability, estimated and anticipated interest cost savings based on lower LIBOR rates and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.